Exhibit 99.01

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200,
Oakbrook Terrace, IL   60181, (630) 954-0400                  AMEX:  JOB


FOR IMMEDIATE RELEASE                                   January 29, 2008


COMPANY:   General Employment Enterprises, Inc.

CONTACT:   Doris A. Bernar
           Communications Manager & Assistant Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           invest@genp.com    e-mail


                General Employment Reports First Quarter Results


OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported consolidated net revenues for the quarter ended December 31, 2007 of $3,964,000, compared with revenues of $4,844,000 reported for the same period last year.

Placement services revenues for the quarter were $2,162,000, down 18% from the same period last year. Contract service revenues of $1,802,000, decreased 18% from $2,200,000 last year.

As a result of the lower revenues, the Company had a net loss of $227,000, or $.04 per share, in the first fiscal quarter of this year, compared with net income of $296,000, or $.06 per share, last year.

Commenting on the Company's performance, Herbert F. Imhoff, Jr., board chairman and CEO said, "The declining first quarter revenues and the resulting net loss were disappointments for the Company and reflect a general slowing of the economy."

Mr. Imhoff continued, "National statistics indicate that job creation was down, unemployment was up and credit was tightening. I believe many of our prospects and clients decided to delay hiring decisions, evaluating the economy and its potential impact on their own companies before moving forward. We also found it difficult to recruit enough well-qualified candidates, in large part because of the uncertain economy."


                                Business Information

General Employment provides professional staffing services through a network of 20 branch offices located in 9 states, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.



                    GENERAL EMPLOYMENT ENTERPRISES, INC.
                   CONSOLIDATED STATEMENT OF OPERATIONS
                     (In Thousands, Except Per Share)

                                                        Three Months
                                                      Ended December 31
                                                       2007      2006

Net revenues:
  Contract services                                    $1,802    $2,200
  Placement services                                    2,162     2,644
  Net revenues                                          3,964     4,844

Operating expenses:
  Cost of contract services                             1,235     1,476
  Selling                                               1,375     1,604
  General and administrative                            1,631     1,551
  Total operating expenses                              4,241     4,631

Income (loss) from operations                            (277)      213
Investment income                                          50        83

Net income (loss)(1)                                   $ (227)   $  296

Average number of shares:
  Basic                                                 5,159     5,148
  Diluted                                               5,159     5,334

Net income (loss) per share -
  basic and diluted                                    $ (.04)   $  .06

__________________________________________________
(1) There was no credit for income taxes as a result of the pretax losses in the 2007 period,because there was not sufficient assurance that a future tax benefit would be realized. There was no provision for income taxes in the 2006 period because of the availability of operating losses carried forward from prior years.




                    GENERAL EMPLOYMENT ENTERPRISES, INC.
            SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                              (In Thousands)


                                                December 31    September 30
                                                    2007           2007

Assets:
  Cash and cash equivalents                        $5,759        $6,344
  Other current assets                              1,782         2,167

  Total current assets                              7,541         8,511
  Property and equipment, net                         914           929
  Other assets                                        446           436

  Total assets                                     $8,901        $9,876


Liabilities and shareholders' equity:
  Current liabilities                              $1,849        $2,116
  Other liabilities                                   446           436
  Shareholders' equity(2)                           6,606         7,324

  Total liabilities and shareholders' equity       $8,901        $9,876

__________________________________________________
(2) During the quarter ended December 31, 2007, the board of directors declared a cash dividend of $.10 per common share, resulting in a $517,000 charge to retained earnings during the period.